Exhibit 99.1

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports Second Quarter 2009 Results

Horsham, PA, August 14, 2009—Astea International Inc. (NASDAQ:ATEA), a global provider of service management solutions, today released financial results for the second quarter of 2009.

For the second quarter ended June 30, 2009, Astea reported revenues of $4.9 million compared to revenues of $5.5 million for the same period in 2008.  Net loss for the second quarter was $.3 million or ($.09) per share, compared to a net loss of $2.1 million or ($.60) per share for the same period in 2008.  License revenues were $.1 million compared to $.4 million in 2008.  Total service and maintenance revenues were $4.8 million compared to $5.0 million in 2008.

“Although we have recently seen an increased level of pipeline activity and continue engaging with more and more companies interested in service management solutions, the economic downturn continues to be a challenge. Many companies are delaying purchase decisions due to the uncertainty in the economy and have cost controls in effect that limit them from currently investing in enterprise software solutions in the short term. We remain aggressive in the pursuit of new business to ensure that we are the vendor of choice when companies are in a position to invest again,” stated Zack Bergreen, Chairman and CEO, Astea International. “The tight management of our costs has been very helpful this quarter.  We are very pleased with the consistent level of professional services and the outstanding backlog of work around the globe. The combination of both new implementations and upgrades has kept our service professionals busy, which have been and will continue to be a significant contribution to our overall revenues well into the future.”

SECOND QUARTER HIGHLIGHTS

•	Several of Astea’s new larger scale deployments went live, while existing customers continued to expand their configurations with additional licensing for more users and functionality.

•
Released latest version of Astea Alliance, version 9.0. Built on the latest Microsoft .NET 3.5 platform, Astea Alliance 9.0 is one of the most open and non-proprietary solutions on the market today. Organizations will be able to benefit from dramatically enhanced professional services automation (PSA), business intelligence (BI), service work order process improvements, logistics, workforce scheduling optimization, scheduling and dispatch console enhancements, as well as many new and significant features added to Astea’s industry leading mobility solution.

•
Astea positioned in the Visionaries Quadrant in Gartner’s 2009 Field Service Management Magic Quadrant. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner's analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner.

•
In a recent Aberdeen study of 2,318 organizations, Aberdeen AXIS™ on Mobile Field Service published in March 2009, Astea outperformed several key competitors as a provider of Mobile Field Service (MFS) solutions. The assessment is based on customer success in using Astea technology as extracted from end user survey base responses (i.e. Value Delivered) and the Market Readiness of the organization determined by over 250 evaluation criteria.

Astea will host a conference call that will be broadcast live over the Internet on August 17, 2009 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. Astea complements its existing portfolio with the industry’s leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com.   Service Smart.  Enterprise Proven.

# # #

© 2009 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2008, as supplemented in the 10-Q for the Quarter ended June 30, 2009 as filed with the Securities and Exchange Commission.